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                                                                     EXHIBIT 5.2

                   [PEABODY & BROWN LETTERHEAD APPEARS HERE]

                                      January 15, 1997

Mr. Steven Townsend
Chief Financial Officer
United Natural Foods, Inc.
260 Lake Road
Dayville, CT 06241

       RE:    ESOP Qualification

Dear Mr. Townsend:

     We issue this opinion in connection with the amended and restaed United Natural Foods, Inc. Employee Stock Ownership Plan (the "ESOP"), as amended through December 31, 1996.

     In our opinion, the form of the ESOP, as amended and restated to date, is in compliance with the applicable requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"). We note that the Company has not yet filed with the Internal Revenue Service (the "IRS") an application for a determination (the "Determination") that the ESOP, as amended and restated, is qualified under the Code. However, we have no reason to believe that the IRS will not issue a favorable Determination based pon the terms of the ESOP, once the Company files its application and timely adopts any amendments to the ESOP requested by the IRS in connection with the issuance of such Determination.

    This opinion is intended for the benefit of the Company, and may be filed as an exhibit to a Registration Statement on Form S-8 filed with the Securities and Exchange Commission for the purpose of registering the Company's common stock held by the ESOP.

                                      Very truly yours,

                                      PEABODY & BROWN


                                      By: /s/ Robert W. Edwards, Jr.
                                         ----------------------------
                                                   Partner